Exhibit 11

LUNAR CORPORATION AND SUBSIDIARIES
Computation of Per-Share Earnings


                                               Three months ended
                                       September 30,          September 30,
                                           1995                   1994
                                       -------------          -------------

Net income                                $1,327,742           $1,564,428
                                          ==========           ==========

Weighted average shares outstanding        5,332,342            5,232,025

Stock options calculated according
 to the treasury stock method                732,999              541,369

Weighted average number of common
 and common-equivalent shares
 outstanding                               6,065,341            5,773,394
                                          ==========           ==========

Net income per common and common-              $0.22                $0.27
 equivalent share                              =====                =====